Exhibit 99.3

Dobson Communications to close tender offer for Dobson/Sygnet Notes

OKLAHOMA CITY, Oct. 24, 2003 -- Dobson Communications Corporation (Nasdaq:DCEL -
News) and its wholly owned subsidiary, Dobson/Sygnet Communications Company, today jointly announced the acceptance of $183,255,000 in principal amount of Dobson/Sygnet's outstanding 12 1/4% Senior Notes due 2008 (CUSIP No. 25607PAB4) tendered pursuant to Dobson/Sygnet's cash tender offer (the "Offer") for any or all of it s outstanding senior notes. The closing of the Offer is expected to occur on October 24, 2003. Dobson also announced today that its wholly-owned subsidiary, Dobson Cellular Systems, Inc., had closed on its new $700 million senior credit facility, which was a condition of the Offer.

The Offer and a related solicitation of consents (the "Consent Solicitation") to the indenture governing the Notes commenced on September 8, 2003 and expired at 12:00 midnight on October 23, 2003. The consideration offered in the Offer was an amount equal to $1,077.57 per $1,000 aggregate principal amount of Notes, plus accrued and unpaid interest to, but not including, the settlement date, payable in cash on the settlement date. The consideration offered includes a Consent Solicitation fee equal to $30 per $1,000 principal amount of the Notes.

Dobson Communications is a leading provider of wireless phone services to rural markets in the United States. Headquartered in Oklahoma City, the Company owns or manages wireless operations in 16 states. For additional information on the Company and its operations, please visit its Web site at http://www.dobson.net.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding Dobson's plans, intentions and expectations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those projected. A more extensive discussion of the risk factors that could impact these areas and Dobson's overall business and financial performance can be found in Dobson's reports filed with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.

Contact:

        J. Warren Henry, Vice President, Investor Relations
        (405) 529-8820